EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


AGREEMENT made effective as of the 23rd day of March, 1998, among ESG Re Limited, a Bermuda company (the "Company") and its various subsidiaries and Joan
H. Dillard ("Executive").

WHEREAS, the Company wishes to retain the services of the Executive and recognizes that the Executive's contribution to the growth and success of the Company will be substantial; and

WHEREAS, the Executive is willing to commit herself to serve the Company, on the term and conditions herein provided.

NOW, THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       EMPLOYMENT

         The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2.       TERM

         The term of the Executive's employment hereunder shall commence as of the date hereof and shall continue until the close of business on the third anniversary of the date hereof, subject to earlier termination in accordance with the terms of this Agreement (the "Term"). The Term shall be automatically extended for successive one year periods thereafter unless any of the parties notifies the other in writing of its intention not to so extend the Term at least one year prior to the commencement of the next scheduled one year extension.

3.       POSITION AND DUTIES

         (a)      Title and Duties
                  ----------------

                  The Executive shall serve a Chief Financial Officer of the Company and shall have such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall devote substantially all of her working time and efforts to the business and affairs of the Company, at such locations, including Germany, Bermuda, Ireland and Toronto and/or as mutually agreed upon by the Executive and the Company. The Executive shall not serve as Director or Officer of any unaffiliated companies, including but not limited to, any charitable organization or chamber of commerce without the written consent of the Company.

         (b)      Office and Facilities
                  ---------------------

                  The Executive shall be provided with appropriate office and secretarial facilities at the Company's offices in Hamburg, Germany and any other location that the Company reasonably deems necessary to have an office and support services in order for the Executive to perform her duties to the Company. The Executive shall serve as a Director or Officer of the Company and shall agree to serve on other committees of the Company or any other affiliated company, without additional compensation, if so requested by the Company.

4.       COMPENSATION

         (a)      Base Salary
                  -----------

                  During the Term, the Company shall pay to the Executive an annual base salary of US $250,000. The Executive's base salary shall be paid in substantially equal instalments on a basis consistent with the Company's payroll practices. The Executive's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary". The Compensation Committee of the Board (the "Compensation Committee") shall review the Executive's performance on an annual basis and may increase the Executive's Base Salary, in its sole discretion, as it deems appropriate.

                  At the request of the Executive, the Company will pay up to 70% of the Base Salary in Deutsche Mark.

         (b)      Annual Bonus
                  ------------

                  The Compensation Committee may award the Executive an annual bonus, at such time and in such amount as the Compensation Committee, in its sole discretion, deems appropriate.

5.       EMPLOYEE BENEFITS

         (a)      Benefit Plans
                  -------------

                  The Executive shall be entitled to participate in all employee benefit plans, which include worldwide medical, dental and vision coverage, perquisite and fringe benefit arrangements of the Company generally made available by the Company to its executives, subject to, and on a basis consistent with the terms, conditions and administration of such plans and arrangements.

         (b)      Expenses
                  --------

                  The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business at the request of and in the service of the Company or any of its affiliates and promoting the business of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

         (c)      Vacation
                  --------

                  The Executive shall be entitled to vacations and holidays on a basis consistent with that offered to other senior executive officers of the Company.

         (d)      Tax Equalization
                  ----------------

                  In the event that the Executive will be subject to taxes in excess of those that would otherwise have been due under US tax code as a US citizen working in the US, ESG Re will compensate the Executive for the difference.

6.       TERMINATION OF EMPLOYMENT

         The Company and the Executive may each terminate the Executive's employment hereunder and the Term for any reason.

         (a) Termination by the Company without Cause or by the Executive for Good Reason
                  ------------------------------------------------------------

                  If the Company shall terminate the Executive's employment without "Cause" (as defined in Section 6(f)), or if the Executive resigns for Good

                  Reason (as defined in Section 6(f) then, the Executive shall be entitled to her Base Salary for the greater of (1) the remainder of the Term, or (2) one year, subject to and conditioned upon the Executive's compliance with Sections 7 and 8 hereof. Options held by the Executive will be treated as provided for in the applicable Award Agreement. In addition, the company will reimburse reasonable relocation costs for a move back to the United States.

                  Except as expressly provided above, the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this Section 6(a).

         (b)      Termination due to Non-Renewal of the Term or Death or
                  Disability
                  ------------------------------------------------------

                  If the Executive's employment is terminated due to the non-renewal of the Term or due to the Executive's death or disability (as defined in Section 6(f)), the Executive shall be entitled to a lump sum cash payment equal to the Executive's Base Salary through the date of termination. Options held by the Executive will be treated as provided for in the applicable Award Agreement. In addition, the Company will reimburse reasonable relocation costs for a move back to the United States for the spouse or named beneficiary.

                  Except as expressly provided above, the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this Section 6(b).

         (c) Termination by the Company for Cause of by the Executive other than for Good Reason
                  --------------------------------------------------------------

                  If the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Executive shall be entitled to a lump sum cash payment equal to her Base Salary through the date of termination. Options held by the Executive shall be treated as provided for in the applicable Award Agreement.

                  Except as expressly provided above, the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this Section 6(c).

         (d)      Termination within one year of a Change in Control
                  --------------------------------------------------

                  If the Company terminates the Executive's employment without Cause or the Executive terminates her employment for Good Reason within one year following a Change in Control, the Executive shall be entitled, in addition to the compensation otherwise payable upon her termination of employment pursuant to Section 6(a) above, to a lump sum payment which, when added to the present value of all other benefits or payments to which the Executive is entitled which would constitute "Parachute Payments" (as defined in Section 28OG of the U.S. Internal Revenue Code of 1986, as amended (the "Code")); equals 2.99 times the Executive's "Base Amount" (as defined in Section 28OG of the Code). In addition, the Company will reimburse reasonable relocation costs for a move back to the United States.

         (e)      Notice of Termination
                  ---------------------

                  Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with
                  Section 11 hereof. If the Company terminates the Executive's employment for Cause or if the Executive resigns for Good Reason, the "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, the date of the Executive's termination of employment shall be deemed to be the date of receipt of the Notice of Termination.

         (f)      Definitions - For purpose of this Agreement:
                  -----------

         (i)      "Cause" shall mean

                  (1) The Executive's breach of any material term of this Agreement, including, but not limited to, the covenants set forth in Sections 7 and 8 hereof;

                  (2) The Executive's failure or refusal to perform her duties hereunder or to perform specific directives of the Company, provided that such directives do not violate any applicable law or industry standards;

                  (3) Dishonesty of the Executive affecting the Company or any affiliates;

                  (4) Any gross or willful conduct of the Executive resulting in substantial loss to or theft from any of the Company or any affiliate; or substantial damage to the Company's reputation or theft from the Company; or

                  (5) Alcoholism or use of drugs or any controlled substances which interferes with the performance of the Executive's duties and responsibilities under this Agreement;

                  (6) The Executive is charged with a felony or other serious crime, whether or not related to the business of the Company, including but not limited to, any crime related to tax evasion, bribery, theft, political payoffs, etc.

         (ii) "Change in Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company other than to any of the Affiliates, or (ii) a merger or sale of the Company pursuant to which the shareholders of the Company immediately prior to such merger or sale do not own a majority of the stock of the Company or the surviving corporation immediately after such merger or sale.

         (iii) "Disability" shall mean the Executive's adjudication as mentally incompetent, or mental or physical disability preventing the Executive from performing her duties under this Employment Agreement for a period of 180 consecutive days.

         (iv) "Good Reason" shall mean (1) a material diminution of the Executive's duties (per Exhibit A as attached) or the assignment to the Executive of a title or duties inconsistent with her position as Chief Financial Officer of the Company,
                  (2) a material reduction mounting to at least 10% of the Executive's base salary, or (3) a failure of the Company to comply with any material provision of this Agreement.

7.       NON-COMPETITION

         (a) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                  (i) During the Employment Term and for a period of 18 months following the Executive's termination of employment (unless such termination of employment occurs within one year following a Change in Control, in which case this paragraph shall not be applicable) (the "Restricted Period"), the Executive will not, unless the Executive is given written permission by the Company, directly or indirectly,
                           (i) engage in any business for the Executive's own account that competes with the business of the Company or any of its affiliates that are engaged in the insurance or reinsurance business (the "Company Affiliates"),(ii) enter the employment of, or render any services to, any person engaged in any business that competes with the business of the Company or the Company Affiliates, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company or the Company Affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) of the Company or the Company Affiliates.

                  (ii) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or the Company Affiliates if the Executive (i) is not a controlling person or a member of a group which controls, such person and (ii) does not, directly or indirectly, own more than one share less than 5% of any class of securities of such person.

                  (iii) During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (ii) hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employees employment with the Company or the Company Affiliates.

                  (iv) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

         (b) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the

                  Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.       CONFIDENTIALITY

         The Executive will not at any time (whether during or after her employment with the Company) disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of their subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing & trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or of any subsidiary or affiliate of the Company, provided that foregoing shall not apply to information which is not unique to the Company or any of its subsidiaries or affiliates or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of her employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that she may retain personal notes, notebooks and diaries. The Executive further agrees that she will not retain or use for her account at any time any trade names, trademarks or other proprietary business designations used or owned in connection with the business of the Company or their affiliates.

9.       EQUITABLE RELIEF

         The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
         Section 7 or Section 8 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or security, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.      SUCCESSORS; BINDING AGREEMENT

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts an payable to her hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

11.      NOTICE

         For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or after having been received by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                                       If to the Executive:

                                       Joan R Dillard
                                       Oberstrasse 75
                                       D - 20144 Hamburg

                                       If to the Company:

                                       ESG Re Limited
                                       Skandia International House
                                       16 Church Street
                                       Hamilton, HM 11
                                       Bermuda
                                       Attention: Chairman
         or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.      MISCELLANEOUS

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Company as the case may be. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda without regard to its conflicts of law principles.

13.      VALIDITY

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.      WITHHOLDING

         The Company may withhold from any amounts payable under this Agreement such federal state and local and foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

16.      ENTIRE AGREEMENT

         This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including any prior employment agreements other than those contained in the employment offer dated 5th of March, 1998.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of 23rd day of March, 1998.

                                               ESG Re Limited



                                               By:
                                                  ------------------------------
                                                   Name: W.H. Wan
                                                   Title: CEO




                                                  Joan H. Dillard



                                                  -----------------------------

                                    EXHIBIT A

                             CHIEF FINANCIAL OFFICER
                                 ESG RE LIMITED
                           DUTIES AND RESPONSIBILITIES

1. Manage the Company's accounting, SEC and other regulatory reporting functions.

2. Ensure the conformance of an international operation with SEC and international accounting and reporting standards.

3. Establish and maintain a financial/tax analysis, reporting, budgeting and planning capability that provides appropriate management information and accountability reporting.

4. Represent the Company in its dealings with shareholders, regulators, rating agencies and equity analysts; manage overall investors relations activities and communications.

5. Play a key role in the development and implementation of the Company's strategy; serve on the Company's Executive Committee.

6. Evaluate and maintain optimal capital structure; lead capital raising efforts in public or private markets, as necessary.

7. Evaluate and recommend investment policy and strategy consistent with Company parameters of credit rating, liquidity and liability characteristics; ensure conformance with stated policy and strategy. Evaluation, recommendation, policy and strategy will include both the invested asset portfolio and strategic investments, mergers or acquisitions.

8.       Supervise the Company's systems (IT) operation and development.

9. Manage Treasury operations, including risk management, cash management, banking relationships and credit facilities, pension and benefit plans.

10.      Evaluate adequacy of loss reserves.

11. Provide personnel functions and support to the Company, including: development of incentive compensation plans, human resource planning and development, establishing appropriate hiring policies and practices, implementing and administering all policies and procedures.

12. Direct and provide management to the General Counsel of the Company or legal staff, as required.

13. Ensure that an overall integrated framework of internal control is maintained and that compliance is achieved.

14. Provide regular communication and information to the Board of Directors regarding the financial results of the Company, significant business and financial issues, and other items or requests that may arise.